Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of FMC Technologies, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-62996, 333-76210, 333-76214, and 333-76216) on Form S-8 and (No. 333-183953) on Form S-3 of FMC Technologies, Inc. and consolidated subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appears in the December 31, 2013 annual report on Form 10-K of FMC Technologies, Inc.

/s/ KPMG LLP
Houston, Texas
February 21, 2014